Exhibit 4.14

GLOBAL AMENDMENT TO 10% ORIGINAL ISSUE DISCOUNT SECURED CONVERTIBLE DEBENTURES

This GLOBAL AMENDMENT TO 10% ORIGINAL ISSUE DISCOUNT SECURED CONVERTIBLE DEBENTURES (this “Amendment”) is dated effective as of September 19, 2024, by and between Safe and Green Development Corporation, a Delaware Corporation (the “Company”) and each of the investors party hereto (each, an “Investor” and together with the Company, the “Parties”).

WHEREAS, the Company issued and delivered to each of Arena Special Opportunities Partners III LP, Arena Special Opportunities (Offshore) Master, LP, Arena Special Opportunities Fund, LP, and Arena Special Opportunities Partners II, LP, a 10% Original Issued Discount Secured Convertible Debenture, dated as of August 12, 2024 (each, a “Debenture” and collectively, the “Debentures”); and

WHEREAS, the Company and each Investor would like to amend such Investor’s Debenture in certain respects.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

1. Recitals. The recitations set forth in the preamble of this Amendment are true and correct and incorporated herein by this reference.

2. Capitalized Terms. All capitalized terms used in this Amendment shall have the same meaning ascribed to them in the Debentures, except as otherwise specifically set forth herein.

3. Conflicts. In the event of any conflict or ambiguity by and between the terms and provisions of this Amendment and the terms and provisions of the Debentures, the terms and provisions of this Amendment shall control, but only to the extent of any such conflict or ambiguity.

4. Amendment to each Debenture.

(a)	The reference to “February 9, 2026” in the first paragraph of the Debenture is hereby deleted and replaced with “February 12, 2026.”

(b)	Section 2 of each Debenture is hereby deleted in its entirety and replaced with the following language:

Section 2. Interest. Interest shall accrue on the outstanding principal amount of this Debenture from and including the Original Issue Date at the rate of ten percent (10%) per annum paid-in-kind (“PIK Interest”) unless there is an Event of Default, in which case Default Interest shall accrue and be paid instead of PIK Interest. The PIK Interest shall be added to the outstanding principal amount of this Debenture on a monthly basis as additional principal obligations hereunder and shall automatically and thereafter constitute a part of the outstanding principal amount for all purposes hereof (including the accrual of interest thereon at the rates applicable to the principal amount generally). The Borrower will not issue additional debentures to represent the PIK Interest. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest shall cease to accrue with respect to any portion of the principal amount of this Debenture that is converted to Conversion Shares, provided that the Company delivers the Conversion Shares and pays the applicable Floor Price Spread Amount with respect to such conversion, if any, within the time period required by Section 4 hereof. Accrued and unpaid interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”); provided, notwithstanding anything to the contrary set forth herein, the Company represents and warrants that as of the Original Issue Date, the Person in whose name this Debenture is duly registered on the Debenture Register as the owner of this Debenture for the purpose of receiving payment as herein provided and for all other purposes is the Holder first named above. Upon the occurrence and during the continuance of an Event of Default, interest shall accrue on the outstanding principal amount of this Debenture at the rate of two percent (2.00%) per month (“Default Interest”). Accrued and unpaid Default Interest shall be due and payable monthly in arrears in cash on the first of each month following the occurrence of any Event of Default for Default Interest accrued through the last day of the prior month.

8. Not a Novation. This Amendment is a modification of each Debenture only and not a novation.

9. Effect on each Debenture and Transaction Documents. Except as expressly amended by this Amendment, all of the terms and provisions of each Debenture and the Transaction Documents shall remain and continue in full force and effect after the execution of this Amendment, are hereby ratified and confirmed, and incorporated herein by this reference.

10. Execution. This Amendment may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Amendment. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf’ signature page was an original thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

SAFE AND GREEN DEVELOPMENT CORPORATION

By:	/s/ Nicolai Brune
Name:	Nicolai Brune
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED:

ARENA SPECIAL OPPORTUNITIES PARTNERS III, LP

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

ARENA SPECIAL OPPORTUNITIES (OFFSHORE) MASTER, LP

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

ARENA SPECIAL OPPORTUNITIES FUND, LP

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

ARENA SPECIAL OPPORTUNITIES PARTNERS II, LP

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory